UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 17, 2006
(Date of earliest event reported)

HAUPPAUGE DIGITAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-13559	11-3227864
(State or Other Jurisdiction of Incorporation	(Commission File No.)	(IRS Employer Identification Number)

91 Cabot Court, Hauppauge, NY 11788
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (631) 434-1600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
G	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 17, 2006, Hauppauge Computer Works, Inc. (“HCW”), a wholly-owned subsidiary of Hauppauge Digital, Inc., (the “Company”) executed an amendment to the 2004 Lease (as hereinafter defined) (the “Lease Amendment”) with Ladokk Realty Co. LLC (“Ladokk”) for the premises located at 91 Cabot Court, Hauppauge, New York which the Company uses for its executive offices and for the testing, storage and shipping of the Company’s products (the “Premises”). The Lease Amendment commences as of September 1, 2006 and ends on August 31, 2011 (the “Term”). The base rent under the Lease Amendment for the first year of the Term is $300,000, payable monthly in the amount of $25,000.00. Rent is subject to an annual increase of 3% over the Term. The execution of the Lease Amendment was approved by the Company’s Board of Directors (the “Board”), following the recommendation of the Company’s Audit Committee (the “Audit Committee”).

The Lease Amendment provides for the payment of rent arrearages in the aggregate amount of $168,667.04 (the “Arrearage”) to be paid in the amount of $5,000.00 per month tendered with rent until the Arrearage is paid in full. Subject to the terms and conditions of the 2004 Lease, HCW is obligated to pay for utilities, repairs to the Premises, and taxes during the Term.

The Lease Amendment provides that HCW has the option to renew the 2004 Lease for an additional 5 year term (the “Renewal Term”) after the expiration of the Term, upon written notice given to Ladokk between six and twelve months prior to expiration of the Term. Rent due during the first year of the Renewal Term is to be equal to the market rate at the end of the Term, but not less than rent paid during the last year of the Term, subject to increase for the second through fifth years of the Renewal Term by CPI plus 1% per annum.

The members of Ladokk are Kenneth Plotkin, the Company’s Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer, Vice President of Marketing, Director, and the holder of approximately 8.8% of the Company’s common shares as of September 30, 2005, Dorothy Plotkin, wife of Kenneth Plotkin and holder of approximately 5.9% of the Company’s common shares as of September 30, 2005, and Laura Aupperle, believed by the Company to be the holder of approximately 10.5% of the Company’s common shares as of September 30, 2005. Further description of the relationship among Kenneth Plotkin, the Company and Ladokk are set forth in Item 5.05 hereto.

The description of the Lease Amendment is qualified in its entirety by reference to the Lease Amendment filed as Exhibit 10.1 hereto.

The Lease Amendment modifies the terms of a lease entered into between HCW and Ladokk on February 17, 2004 for the Premises (the “2004 Lease”) which was filed as an Exhibit to the Company’s Form 10-Q for the period ended March 31, 2004. The term of the 2004 Lease was for five years and was due to terminate on February 16, 2009. The annual rent under the 2004 Lease was $360,000 and HCW was obligated to pay real estate taxes and the operating costs of maintaining the Premises.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On October 17, 2006, the Board, following the recommendation of the Audit Committee, granted a one-time waiver to Kenneth Plotkin as further described below. The Code requires any “Covered Party”, as defined in the Code, who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or any related party transaction to discuss the matter promptly with the Appropriate Ethics Contact, as defined in the Code (i.e., the Audit Committee). The Board granted the above-mentioned one-time waiver of the Code in connection with the 2004 Lease upon the recommendation of the Audit Committee in light of the Audit Committee’s determination that, among other things, Mr. Plotkin has fully supported the amicable resolution of this matter, even though it would result in a diminution of pecuniary gains to him personally. As discussed in Item 1.01 above, HCW currently leases the Premises pursuant to the 2004 Lease as amended by the Lease Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Amendment to Lease dated February 17, 2004, between Ladokk Realty Co. LLC and Hauppauge Computer Works, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAUPPAUGE DIGITAL, INC.

Date: October 17, 2006	By:	/s/ Gerald Tucciarone
Gerald Tucciarone Chief Financial Officer